UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2010

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 20, 2010, Royal Gold, Inc. (“Royal Gold” or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) pursuant to which a wholly-owned subsidiary of the Company, RGL Royalty AG (“Swissco”), agreed to acquire 25% of the payable gold produced from the Mt. Milligan copper-gold project in British Columbia (the “Gold Purchase Transaction”) from Terrane Metals Corp. (“Terrane”), a wholly-owned subsidiary of Thompson Creek Metals Company Inc. (“Thompson Creek”).  The parties entered into the Purchase and Sale Agreement concurrently with the consummation of Thompson Creek’s acquisition of Terrane (the “Acquisition”).

Pursuant to the Purchase and Sale Agreement, Swissco paid $226.5 million at the closing of the Gold Purchase Transaction, which Thompson Creek used to pay a portion of the consideration to shareholders of Terrane in connection with the Acquisition.  In the future, upon satisfaction of certain conditions set forth in the Purchase and Sale Agreement, Swissco will make additional payments (each, an “Additional Payment”) to Terrane in an amount not to exceed $85 million in the aggregate to fund a portion of the development costs of the Mt. Milligan project.  Upon commencement of production at the Mt. Milligan project, Swissco will purchase 25% of the payable gold with a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Swissco and the lesser of $450 or the prevailing market price for each additional ounce thereafter.  The Purchase and Sale Agreement also contains representations and warranties, covenants, conditions and indemnification provisions in respect of each party.

The Purchase and Sale Agreement contains representations and warranties that each party made to each other as of the closing of the Gold Purchase Transaction, as well as representations and warranties that Thompson Creek and Terrane will make as of or immediately prior to each date that Swissco makes an Additional Payment.  The assertions embodied in those representations and warranties were made or will be made solely for purposes of the Purchase and Sale Agreement, which governs the contractual rights and relationships, and allocates risks among the parties thereto in relation to the Gold Purchase Transaction, and may be subject to important qualifications and limitations agreed to by the Company and Thompson Creek in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Pursuant to the Purchase and Sale Agreement, each of Royal Gold and Thompson Creek agreed to guarantee the performance of Swissco and Terrane, respectively.

The foregoing description of the terms of the Purchase and Sale Agreement is qualified in its entirety by the Purchase and Sale Agreement, which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Royal Gold first announced the transaction in a press release on July 15, 2010 with respect to which it filed a Form 8-K on July 15, 2010.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the right and obligation of Swissco to purchase 25% of the payable gold from the Mt. Milligan copper-gold project pursuant to the Purchase and Sale Agreement is incorporated into this Item 2.01 by reference.

Item 8.01               Other Events

On October 20, 2010, Royal Gold issued a press release announcing the closing of the Gold Purchase Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

10.1	Purchase and Sale Agreement by and among Royal Gold, Inc., RGL Royalty AG, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated as of October 20, 2010.*

99.1	Press Release dated October 20, 2010.

*

Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text).  This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: October 20, 2010	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1	Purchase and Sale Agreement by and among Royal Gold, Inc., RGL Royalty AG, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated as of October 20, 2010.*

99.1	Press Release dated October 20, 2010.

*

Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.